                                                                    EXHIBIT 10.1

                                    AGREEMENT


                                     BETWEEN


                     THE SIMMONS MANUFACTURING COMPANY, LLC


                                       AND


                 INTERNATIONAL UNION OF ELECTRONIC, ELECTRICAL,
                   SALARIED, MACHINE & FURNITURE WORKERS AND
                            COMMUNICATION WORKERS OF
                                AMERICA, AFL-CIO


                                 LOCAL 89262 FW


                                  APRIL 1, 2004


                                       TO


                                  APRIL 1, 2006

                                TABLE OF CONTENTS


ARTICLE I         RECOGNITION AND UNION SECURITY..................................................................1

         1.01     Purpose.........................................................................................1
         1.02     Exclusive Bargaining Representative.............................................................1
         1.03     UNION Security..................................................................................2
         1.04     UNION Representative Seniority..................................................................3
         1.05     Check Off.......................................................................................3

ARTICLE II        GRIEVANCE AND ARBITRATION PROCEDURE.............................................................3

         2.01     ................................................................................................3
         2.02     ................................................................................................6

ARTICLE III                GRIEVANCE COMMITTEE....................................................................7

         3.01     ................................................................................................7

ARTICLE IV                 HOURS OF WORK AND PREMIUM PAY..........................................................8

         4.01     Working Hours...................................................................................8
         4.02     Lunch Periods...................................................................................8
         4.03     Rest Periods....................................................................................9
         4.04     Overtime........................................................................................9

ARTICLE V                  WAGES.................................................................................11

         5.01     Hiring Rate and Progression....................................................................11
         5.02     Wage Rates.....................................................................................12
         5.03     Mechanics......................................................................................13
         5.04     Inventory......................................................................................16
         5.05     Shift Premium..................................................................................16
         5.06     Report-In-Pay..................................................................................16
         5.07     Cross Training Incentive.......................................................................16
         5.08     Computation of Quarterly Average Hourly Earnings Rates.........................................17
         5.09     ...............................................................................................18
         5.10     ...............................................................................................18
         5.11     Payment During Treatment of Work Related Accident..............................................19

ARTICLE VI                 STANDARD ALLOWED HOURS
                           (S.A.H.) SETTING FORMULA..............................................................20

         6.01     ...............................................................................................20
         6.02     Productivity...................................................................................21
         6.03     ...............................................................................................22

ARTICLE VII       SENIORITY......................................................................................23

         7.01     Purpose........................................................................................23

         7.02     Seniority......................................................................................23
         7.03     Establishment of New Classification............................................................24
         7.04     Associate Training.............................................................................25
         7.05     Lay Offs.......................................................................................25
         7.06     Furlough.......................................................................................27
         7.07     Reduction of Hours.............................................................................28
         7.08     Open Positions.................................................................................30
         7.09     Personnel Action...............................................................................31
         7.10     Classification Phase Out.......................................................................31

ARTICLE VIII      ...............................................................................................32

         8.01     Leave of Absence...............................................................................32
         8.02     Jury Duty......................................................................................32

ARTICLE IX                 PAID VACATIONS........................................................................33

         9.01     ...............................................................................................33
         9.02     ...............................................................................................33
         9.03     ...............................................................................................34
         9.04     ...............................................................................................34
         9.05     ...............................................................................................35
         9.06     ...............................................................................................36
         9.07     ...............................................................................................36
         9.08     ...............................................................................................36
         9.09     ...............................................................................................36

ARTICLE X                  PAID HOLIDAYS.........................................................................36

         10.01    ...............................................................................................36

ARTICLE XI                 MILITARY CLAUSE.......................................................................38

         11.01    ...............................................................................................38

ARTICLE XII                INSURANCE PROGRAM.....................................................................38

         12.01...................................................................................................38

ARTICLE XIII               PENSION...............................................................................39

         13.01    ...............................................................................................39

ARTICLE XIV                MANAGEMENT RIGHTS CLAUSE..............................................................40

         14.01    ...............................................................................................40

ARTICLE XV                 NO STRIKE  --  NO LOCKOUT.............................................................41

         15.01    ...............................................................................................41

ARTICLE XVI       BULLETIN BOARDS................................................................................43

         16.01    ...............................................................................................43

ARTICLE XVII      SAFETY AND SANITATION..........................................................................44

         17.01    ...............................................................................................44

ARTICLE XVIII     LEGAL CONFORMITY...............................................................................44

         18.01    ...............................................................................................44
         18.02    ...............................................................................................44

ARTICLE XIX       MISCELLANEOUS..................................................................................45

         19.01    Sick Days......................................................................................45

ARTICLE XX        COMPLETE AGREEMENT

         20.01 ..................................................................................................45


ARTICLE XXI       TERMINATION, MODIFICATION AND RENEWAL..........................................................46

         21.01    ...............................................................................................46
         21.02    ...............................................................................................46

         This agreement, entered into this 1st day of April 2004, by and between THE SIMMONS MANUFACTURING COMPANY, LLC, a Delaware corporation, for and on behalf of its plant in San Leandro, California, hereinafter referred to as the COMPANY,

                                       and

         The INTERNATIONAL UNION OF ELECTRONIC, ELECTRICAL, SALARIED, MACHINE & FURNITURE WORKERS AND COMMUNICATION WORKERS OF AMERICA, A.F.L.-C.I.O, on behalf of the COMPANY's associates in the San Leandro facility, hereinafter referred to as the UNION

                                   WITNESSETH

         NOW, THEREFORE, in consideration of the promises of mutual covenants and agreements of the parties hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I                  RECOGNITION AND UNION SECURITY

1.01 Purpose The intent and purpose of the parties is to promote efficiency, improve productivity and provide for the safety, health and well being of our associates through a mutually beneficial working relationship. To that end the parties express their intention to fully cooperate in fulfilling their mutual obligations in this agreement covering wages, hours of work and other terms and conditions of employment applicable to the associates covered by this collective bargaining agreement.

         A. The Company and the Union agree that neither party will intentionally misuse the intent or Articles of this agreement

1.02     Exclusive Bargaining Representative

The COMPANY recognizes the UNION as the exclusive bargaining representative for all production and maintenance associates working at its San Leandro, California plant, covered by this agreement for the purpose of collective bargaining, excluding executives, sales associates, office associates and supervisors, In as much as practical in running the business of the company, Supervisors will not perform any production or maintenance work. However, this provision shall not be construed in such fashion as to deny any associate the right to instruct, experiment, check or test equipment to determine fitness or do critically necessary work when required to meet customer demands limited to no more than sixty (60) minutes per day. This clause applies to normal production work and does not apply to product development, engineering projects or other activities associated with business development.

1.03     UNION Security

         A. It is further understood and agreed that all such associates shall, after 30 days, become members of the UNION and, as a condition of continued employment, maintain such membership in good standing for the life of this agreement.

         B. The Company shall have the sole and exclusive right to hire its associates. The Company will determine the minimum qualifications necessary to perform any function including but not limited to education, training, experience and ability.

         C. New associates shall be considered probationary associates until they have completed the probationary period of sixty
                  (60) days. The parties agree that the Company may extend the probationary period for no more than (30) additional days for proper reason given to the union in writing. During the probationary period, or any extension thereof, an associate may be discharged at the sole discretion of the COMPANY with or without cause. Such discharged associates shall not have recourse through the grievance and arbitration provision of this agreement.

         D. The COMPANY may request assistance from the UNION in recruiting Associates whenever needed.


1.04     UNION Representative Seniority

Any associate leaving their employment to accept elective or appointive positions with the UNION lasting longer than twenty four (24), consecutive weeks, other than elected offices in the local union, will continue to accrue seniority and benefits as an associate of the COMPANY for up to three (3) years. Should the associate not return after three (3) years their seniority and employment with the COMPANY will terminate effective the third anniversary of the date the associate left the company for the UNION position.

1.05     Check Off

         A. The COMPANY agrees to deduct (upon receipt of a properly executed written authorization for such deductions) the initiation fees of new members, the regular monthly dues of all such members, and any assessment authorized by the UNION in accordance with its by-laws. Such deductions shall be made the first payday of each month and shall be remitted to the Financial Secretary of the UNION not later than the fifteenth
                  (15th) day of the current month. In the event that an individual is off and dues are not deducted for the month, the COMPANY agrees upon written authorization from the member to deduct the monthly dues the second month.

                  The COMPANY agrees to deduct (upon receipt of a properly executed written authorization for such deduction) from the associate's salary an annual deduction for C.O.P.E. The COMPANY shall remit to the Financial Secretary of the UNION within fifteen (15) days all monies collected.

ARTICLE II        GRIEVANCE AND ARBITRATION PROCEDURE

2.01

         A.       Grievance Procedure

                  The Company shall have the right to discharge or assess disciplinary action for just cause. It is the intent of the parties to this Agreement that the grievance procedure within the agreement will serve as a means for the prompt disposition and amicable settlement of such grievances as may arise between the Company and its associates or the Company and the Union. The COMPANY recognizes that UNION stewards will conduct investigations and have discussions concerning and investigations of grievances and will not interfere by unreasonably denying permission for such conduct

                  Article XV, Section A additionally provides for Expedited Arbitration designed to ensure speedy resolution of certain grievances, including discharge and suspension of associates.

         B. Should any grievance arise between the Company and any of the Company's associates involving work assignment, the associate involved will continue to perform the assignment in question while the grievance is being processed unless it will endanger their life, limb, safety or that of other associates.

                  An associate shall have the right to have a UNION representative present at a meeting with the COMPANY when the associate reasonably believes such a meeting may result in disciplinary action.

         C. The UNION, as the exclusive bargaining representative of associates in the bargaining unit, has the sole and exclusive right to file, pursue, withdraw or resolve grievances at any step of the procedure on behalf of any associate.

                  Verbal Discussions

                  1. The associate and/or the UNION steward, if requested by the associate, may discuss the matter with the associate's immediate supervisor in an effort to resolve the issue.
                  2. The parties may resolve at any step, including the verbal discussion, of this procedure by mutual written agreement to include retroactivity, if applicable.

         Step 1 If the grievance is not settled in verbal discussion described above, the grievance shall be reduced to writing on forms to be made available for such purpose by the union, with each form signed and dated by the aggrieved associate and his designated Union representative. The designated Union representative shall present the grievance form to the associate's supervisor within five (5) working days from the date of the occurrence or knowledge of the occurrence giving rise to the grievance. The grievance shall specify the specific incident involved, the date of the incident, any and all witnesses to the incident, the facts or alleged facts relied upon to support the allegation of the employee, the specific section(s) of this Agreement allegedly violated and the specific remedy requested by the associate. The supervisor has five (5) workdays to answer.

         Step 2. If the answer given to the grievance in Step 1 is not acceptable the aggrieved associate and their union representative will specify the reasons for rejecting the answer and present the grievance form to the Operations Manager and/or the Human Resource Manager within five (5) work days from receipt of the Step 1 answer. The Operations Manager and/or Human Resource Manager will within five (5) days meet and discuss the matter with the associate and a Union representative. The Operations Manager and/or Human Resource Manager shall then have five (5) work days to answer the grievance from the date of this meeting.

         Step 3. If a resolution to the grievance is not reached in Step 2, the aggrieved associate or the union representative will specify the reasons for rejecting the answer and the grievance will be referred to the Company's Director of Human Resources Employee & Labor Relations, or their designated representative within five (5) working days from the date of receipt of the answer from Step 2. The Secretary/Treasurer of the local Union and the Company's Director or their designees will meet on the grievance within a reasonable time (not to exceed thirty (30) calendar days). A written answer by the Company to the grievance considered at such meeting shall be given to the Union within five (5) working days after the meeting.

         D. If an associate is needed as a witness in the process of Step 1, 2 or 3 by the Union, it is understood that any pay lost by the witness or others resulting from their absence from work will be reimbursed by the Union.

         E. Resolution by Default. For discipline involving suspension and/or discharge failure on the part of either party to respond to any step within the grievance procedure within the time limits established by this article will automatically elevate the grievance to the next step. The time limits set out in this Article, are understood to be work days exclusive of Saturdays, Sundays and holidays recognized by this Agreement. For all other grievances, failure on the part of either party to respond to any step within the grievance procedure within the time limits established by ths Article will resolve the grievance against the party failing to respond. Time limits may be extended by mutual written agreement.

         F. Arbitration of Disputes. If the grievance is subject to arbitration as defined above, and all conditions above have been satisfied, including the applicable time limits, then the Union on behalf of the aggrieved associate or aggrieved associates may, within ten (10) calendar days of the Company's answer in Step 3, file a written request to the Operations Manager or his designee that the grievance be submitted to arbitration for determination pursuant to this Article.

         G. Selection of Arbitrators. Within ten (10) calendar days after the Union files its written request for arbitration the Union may write either the Federal Mediation and Conciliation Service or the American Arbitration Association to request that it submit a panel of seven (7) arbitrators. The Union and the Company shall alternately strike starting with the Company and each party shall then alternately strike one name until only one name remains who shall be designated as the impartial arbitrator. Either party reserves the right to reject the entire panel prior to any striking of arbitrators and to request one additional panel of arbitrators per grievance.

         H. Authority of Arbitrator. In interpreting and applying the provisions of this Agreement and in making findings of fact, the arbitrator's interpretation and application must be in accord with the intent and letter of this Agreement and any amendments thereto. No arbitrator shall have the jurisdiction or authority to add to, take from, nullify, or modify any of the terms of this Agreement or any amendments which may be applicable. The arbitrator shall be bound by the facts and evidence submitted to him/her in the hearing and may not go beyond the terms of this Agreement in rendering their decision. The decision of the arbitrator shall be in writing and the decision shall be final and binding upon the parties.

         I. All costs for the hearing and service of the arbitrator shall be shared equally by the parties. Each party will bear the expense of its representatives, witnesses and for the presentation of its own case.

2.02     Grievance Procedure for Time Study disputes:

         A. In the event the Union and the Company are unable to agree to a base rate on a new classification the dispute may be appealed to arbitration for determination by a qualified time study arbitrator.
         B. In the event that a time study dispute is not resolved at the Operations Manager's level of the present grievance procedure, the UNION shall have the right to retain, at UNION expense, an outside time study engineer, whose credentials will be approved by the COMPANY. Once the COMPANY has agreed upon the credentials of the time study engineer hired by the UNION, that person shall be permitted by the COMPANY to view or study the operation in dispute for the purpose of advising the UNION on the disputed standards. In order to facilitate appropriate arrangements, the UNION shall notify the COMPANY of the date on which its Time Study Engineer will appear at least two (2) weeks in advance.
         C. It is understood by the parties that following the receipt of the report by the UNION from its Engineer; The UNION will provide a copy of the report for the COMPANY'S Industrial engineer to review. The UNION may request through local management to meet with the COMPANY industrial enginer. The UNION may then confer with COMPANY representatives, other than the local management through the offices of the COMPANYS Director of Human Resources Employee & Labor Relations, for the purpose of attempting resolution at the pre-arbitration level. If the time study dispute is not resolved, then the matter may be appealed to an Arbitrator who must be a qualified Time Study Engineer to be selected by mutual Agreement.
         D. Appeals under the Standard Allowed Hour Formula if warranted, shall be carried to arbitration under the above-described procedure; however, in this instance, the Arbitrator must be a qualified time study engineer who shall be permitted by the COMPANY to view or study the operation in question with the COMPANY Industrial engineer, if necessary prior to the arbitration hearing.
         E. All steps of the Grievance and Arbitration Procedure must be initiated (including selection of Arbitrator) within sixty
                  (60) days of the date the grievance is filed, or the grievance will be considered resolved with the COMPANY's last answer.
         F. The COMPANY has the right to file grievances against the UNION following the procedures outlined in Article II, Section 2.01.

ARTICLE III                GRIEVANCE COMMITTEE

3.01

         A. The Grievance Committee for the plant shall consist of no more than three associates appointed by the UNION.

                  1. Wednesday afternoons starting at 2:45 p.m. or any other mutually agreeable time determined by the COMPANY shall be designated as the time for the regular grievance meetings with COMPANY representatives. The COMPANY will not pay associates for time spent in this meeting. If overtime is scheduled and the meeting is concluded prior to the scheduled overtime, the associates will return to their jobs and finish the remainder of scheduled overtime if required by the COMPANY.

                  2. If the above meeting is scheduled by the COMPANY prior to 2:45 p.m., the associates will be paid at average rate for the time spent in the meeting prior to 2:45 p.m.

         B. Any Union Steward shall have the right to visit departments other than their own for a maximum of twenty (20) minutes a day after requesting and receiving permission from their department supervisor. The visits shall only be for the purpose of investigating or discussing legitimate grievances.

                  Any UNION official shall have the right to visit the plant at all reasonable times and shall notify the COMPANY prior to arriving. A representative of the COMPANY may accompany the UNION official if the COMPANY so desires.

ARTICLE IV                 HOURS OF WORK AND PREMIUM PAY

4.01     Working Hours

         A. The eight (8) hour day and the forty (40) hour week, Monday to Friday inclusive, shall be established at the plant.

         B. Normal first shift schedule will be from 6:15 a.m. to 2:45 p.m.

                  Normal second shift schedule will be from 2:45 p.m. to 11:15 p.m.

                  Normal third shift schedule will be from 10:15 p.m. to 6:15 a.m.

                  Associates may be required to start their normal shift up to two (2) hours early.

         C. These hours may be changed by mutual written Agreement between the parties.


4.02     Lunch Periods

         A.       Lunch periods will be scheduled as follows:

                  1st Shift                 11:00 a.m. to 11:30 a.m.

                  2nd Shift                 7:45 p.m. to 8:15 p.m.

                  3rd Shift                 2:15 a.m. to 2:45 a.m.

         B. These hours may be changed by mutual written agreement. Associates working not more than five hours (5) on any given day will complete the day's work without a lunch period. The meal period may be waived by mutual written consent of the COMPANY and the UNION.

         C. Flexible schedules for individuals or departments may be established by the COMPANY based on production needs and by mutual written agreement between the UNION and the COMPANY.


4.03     Rest Periods

         A. There shall be a rest period of ten (10) minutes between the second (2nd) and third (3rd) hours and the sixth (6th) and seventh (7th) hours in each shift.

         B. Associates working in excess of eight (8) hours on any given shift shall be allowed an additional ten (10) minute rest period.

         C. The above rest periods may be changed by mutual written agreement.

4.04     Overtime

          A.      1.       All work done on Saturday, up to eight (8) hours or
                           in excess of eight (8) hours in any one (1) day, and in excess of forty (40) hours in any one week, shall be paid at the rate of time- and-one-half (1-1/2).

                  2. Working hours will be based on an eight (8) hour time period which is subject to starting up to 2 hours prior to normal shift start times, as stated above.

                  3.       Double time shall be paid for all hours over eight
                           (8) hours on Saturday, and for all work performed on Sunday and Holidays.

         B. Associates working in excess of ten (10) hours on one shift shall be allowed twenty (20) minutes mealtime without deduction in pay.

         C. Associates required to work overtime will be so notified no later than 1:15 pm on the working day before the day of overtime except:

                  1.       In cases of production emergency.

                  2. Quilt Machine Operators. Quilt Machine Operators shall be notified in case of production emergency before lunch on the day overtime is to occur. The COMPANY shall first seek volunteers to work the overtime. If there are not enough volunteers to provide the necessary amount of work, associates shall be required to work the overtime by rotating the mandatory overtime, beginning with the least senior qualified associates.

                  3. The Company will notify associates by 11:00 a.m. on Friday if they are required to work on Saturday. If asked after 11:00 a.m., it will be on a volunteer basis.

         D. The method for notifying associates of overtime hours will be done in any of the following methods:

                           1.       Designated COMPANY marquee

                           2.       Verbal communication by a Supervisor or
                                    Manager

                  1. If needed, associates will work ten (10) hours the Friday before Labor Day holiday and eight hours at double time on the Saturday before Labor Day holiday.

                  2. On all other Saturdays, except other contract holiday weekends, only eight (8) hours will be mandatory even if ten (10) hours are scheduled on the previous Friday. Sunday and holiday work will not be mandatory.

                  3. No overtime will be required the day before a holiday.

                  4. An associate with a reasonable excuse for not working on a particular Saturday, may have the Saturday off with two (2) weeks advance written request to the COMPANY provided that another associate is available to perform the necessary work. It is agreed that no more than two (2) associates per job classification may exercise this option.

                  5. Rotation of overtime among qualified associates will be discussed between the Shop Steward and the appropriate Supervisor prior to giving notice to the affected associate.

                  6. Associates shall not be required to work more than three (3) consecutive Saturdays. Associates may be required to work all Saturdays during the month of October.

                  7. If it is necessary to require an individual to start early he/she will be selected on a voluntary basis. If there are no volunteers, the least senior associate will be assigned.

         E.       1.       If an associate is absent on any day, it is their
                           responsibility to call the designated number provided by the COMPANY and determine their work hours for the next scheduled work day. This includes Saturday work.
                           The COMPANY will not be liable for any lost pay as a result of the associate not contacting the COMPANY and the associate subjects themselves to any and all impact under any applicable COMPANY policies.

ARTICLE V                  WAGES

5.01     Hiring Rate and Progression

Regardless of the job classification:

         A.       The hiring rate for new associates will be:

                      4/1/04          4/1/05
                      ------          ------
                       $9.00          $9.00


         B. Upon qualification on job for two (2) consecutive weeks, new hires will be eligible for Pay Plus Bonus. Under no circumstances is this section meant to shorten the established probationary period for new hires.

5.02     Wage Rates

         A.       Job levels and pay ranges are as follows:

                                JOB LEVEL LISTING
                               PAY PLUS BONUS PLAN

        LEVEL 1                                                 LEVEL 3
        -------                                                 -------
        Panel Quilter                            #120           Bechik Operator                      #105
        Cover Cage                               #120           Packer/Inspector                     #130
        Closer                                   #130           Frame Builder                        #165
        Coiler                                   #225           HMB Handler/Hogring                  #225
        Coordinator                              Various        Janitor                              #490
                                                                Handler                              Various

        LEVEL 2                                                 LEVEL 4
        -------                                                 -------
        Border Overlock                          #105           New Hires (see 5.01A)
        Border Quilt                             #105           Light Duty (see 5.11)
        Box Spring Sew                           #115
        Flat Cut                                 #115
        Panel Overlock                           #120

        Hog Ring                                 #130                           BASE RATE PAY RANGES
                                                                                --------------------
        Box Spring Upholstery                    #150           Level 1        $10.13  --  $13.67
        Top-Off                                  #160           Level 2        $ 9.11  --   $12.66
        HMB Assembly                             #225           Level 3        $ 9.00  --   $10.13
        Receiving                                #410*
        Warehouse/Loader                         #500



         B.       Inventory Rate will be the Associates current base rate.

         C. All associates will receive the following increases to their base rate

                               4/1/04                4/1/05
                               ------                ------
                                $0.10                 $0.15

         D. The COMPANY will use Performance Evaluations for the purpose of reviewing new associates' progress or an existing associate who is transferred to a new position. At any time the COMPANY may perform a re-evaluation of an associates base rate An associate has the right to submit a request for a performance re-evaluation twice in a 12 month period.

         E. The COMPANY may choose to perform more than two performance re-evaluations for an associate in a 12 month period, but reserves the right to reject re-evaluation requests that have been submitted more than two times by the same associate in a 12 month period.

         F. Associates receiving a pay rate adjustment as stated in 5.10 will be evaluated no later than 60 days, or sooner if requested, for any rate increase. The results of the evaluation may result in a pay increase, but will in no way replace or reduce the negotiated annual pay increase.

         G. All associates will be assigned a primary job function, individual position and their corresponding base rate.

5.03     Mechanics

         A. The COMPANY and the UNION agree to the establishment of four mechanic job classifications:

                  1. Master Journeyman: Must possess all the skills and knowledge of a journeyman, plus additional expertise in electrical, mechanical, ability to train, lead others, and communicate with management and outside sources.

                  2.       Journeyman

                  3.       Technical

                  4.       Entry Level

                  Each job classification will have its own wage rate. The COMPANY will determine the mechanic job classification an individual will be placed in and will meet and confer with the union prior to the individual being placed in the position. All associates presently holding a maintenance mechanic job will receive their current rate of pay or their new job classification rate which ever is higher.

                  The COMPANY agrees to provide maintenance mechanics a tuition reimbursement plan of one hundred percent (100%) for furthering their skills provided that the classes taken are relevant to the mechanics current job function. The COMPANY must approve the curriculum of the class and the mechanics time off to attend the class. The COMPANY will pay the tuition cost upon successful completion of the studies. The cost of books, equipment and tools will be the responsibility of the individual.

                  B. Each job classification will have its own wage rate as defined in the table below. Journeymen and/or Master Journeyman may receive performance reviews, which may enable them to qualify for a higher-level skill. Should they qualify for and be moved to a higher-level skill they will be paid in accordance with the table of established rates below.

         C.       The wage rates for the mechanics job classifications are:

                      JOB CLASSIFICATIONS                                         ANNIVERSARY DATES
                                                                          ------------------------------------
                                                                           4/1/04                     4/1/05

Entry Level                                                                 16.75                     16.90
After completion of 6 months                                                16.96                     17.11
After completion of 12 months                                               17.16                     17.31
After completion of 18 months                                               17.37                     17.52
After completion of 24 months                                               17.57                     17.72
After completion of 30 months                                               17.78                     17.93
After completion of 36 months                                               17.98                     18.13
After completion of 42 months                                              18.199                     18.34
After completion of 48 months                                              18.399                     18.54
Technical                                                                   18.41                     18.56
Fifth Year                                                                  18.83                     18.98
Journeyman                                                                  19.25                     19.40


         To be classified under the technical job classification an individual must possess (one of the following):

         * twenty hours of college courses in machine shop technology, electrician, electronics, welding; or any other trade applicable to the COMPANY work environment.

         * or a certified job skill applicable to the COMPANY work environment.

         *        or 4 years of COMPANY approved work experience.

         D. Awarding of Maintenance Mechanic jobs through the Job Bidding Procedure will be limited to associates who pass proficiency examinations which show the necessary aptitude and skills needed as determined by the COMPANY.

5.04     Inventory

During physical inventory, the COMPANY will select, by seniority, the most qualified associate to perform inventory duties. If asked, senior associates must participate in the physical inventory unless they have previously scheduled time off that falls under the governance of the COMPANY attendance policy (i.e., vacation). Associates asked to participate in the physical inventory will receive their normal base rate. Working hours for the physical inventory will be governed by Article IV of this contract.

5.05     Shift Premium

Twenty cents (20cents) per hour shall be paid for second shift work. Twenty cents (20cents) per hour shall be paid for third shift. The third shift shall receive a paid one-half (1/2) hour lunch.

5.06     Report-In-Pay

         A. Associates who report for work, and who have not been otherwise instructed, or a reasonable attempt made to contact, on the previous day, shall be paid for a minimum of four (4) hours for such day.

         B. The COMPANY will not be responsible for wage payments for the time not worked when production is interrupted because of unforeseen emergencies arising from conditions outside of the plant. In the event of such emergency, the COMPANY and the UNION representatives shall meet immediately to determine any necessary change of work schedule.

5.07      Cross-Training Incentive

Associates will be given the opportunity to cross-train in other skill areas. The COMPANY reserves the right to cross-train any associate, in any skill area, based on customer requirements. An associate who refuses the opportunity to be cross-trained will not forego their future right to be cross-trained in any other skill area.

Once an associate has refused the opportunity to be cross-trained, it is at the discretion of the COMPANY as to whether or not to allow that associate to be reconsidered for cross training in the same skill area. Any associate can make a request to their immediate Supervisor, the

Production Manager, Operations Manager, or Human Resources Manager to be cross-trained in a specific skill area in order to broaden their skills.

Cross-training schedules for associates will be determined by the COMPANY. Incentive increases for associates who have successfully completed cross training are as follows:

Direct functions: $.20 per hour per additional skill

Indirect functions: $.10 per hour per additional skill

Successful completion of cross training in a particular skill, for the purposes of this agreement, is defined as being able to effectively maintain the required productivity level per the Company's published productivity rates.

Direct functions, for the purposes of this agreement, are those functions that are measured by COMPANY published productivity rates. Indirect functions, for the purposes of this agreement, are those functions, which are not measured by COMPANY, published productivity rates. If someone should become disqualified from a skill by virtue of the COMPANY productivity requirements , their salary will be adjusted down according to the scale shown above.

5.08     Computation of Quarterly Average Hourly Earnings Rates

         A. Average quarterly hourly earnings rates shall be established on a calendar quarter basis and shall change and become effective one month after the close of each calendar quarter. Such average will apply in all cases where quarterly work average hourly earnings rates are referred to in this Agreement. The four calendar quarters of the year shall be as follows:

                  1st Quarter               January, February, March

                  2nd Quarter               April, May, June

                  3rd Quarter               July, August, September

                  4th Quarter               October, November, December

         B. Quarterly work average hourly earnings rates will not be established for associates who have worked less than eighty
                  (80) hours in the preceding quarter except that associates transferred during the last eighty (80) hours of any quarter shall receive a quarterly average rating. If an associate has been legitimately away from work because of illness, accident, or on a leave of absence, and has not been able to establish an quarterly average hourly earnings rate, it is agreed that their average hourly earnings rate for the quarter preceding their absence will be carried forward until such time as he/she is able to return to work.

         C. Quarterly averages will be computed by using the average bonus for the previous quarter and applying it to the base rate.

         D. When an associate works without published quarterly average hourly rate is assigned to a job without a work rate he/she will be paid at the average of their hourly earnings rate for the preceding four (4) weeks.

5.09 Associates shall not suffer any reduction in such wages or of benefits specifically identified in this contract during the term of this contract. The COMPANY will not honor any side agreement on wages or benefits unless they are signed by the Sr. VP Human Resources and attached to this contract.

5.10 In no case shall any associate be paid less than their established base rate except when one or more of the following occur:

                  3. Associates bidding on or reclassified to another job within the same level;

                  4. Associates bidding on or reclassified to a lower level job;

                  5. An associate is disqualified or waives their right to receive additional skill pay.

         When making wage rate adjustments the COMPANY will look at previous experience in the new job, their current base rate, and new job salary range. All adjustments to salary will be documented and reviewed with the associate before changes are enacted.

5.11     Payment During Treatment of Work Related Accident

         A. In the event an associate suffers a work related injury and is referred to the medical office, outside clinic, outside hospital, or outside doctor for treatment during working hours, the COMPANY shall pay for the time spent in treatment of such injury at their base rate only. If the treating agency certifies that such injured associate is unable to continue work because of such injury the COMPANY will pay for the balance of the eight (8) hours. Wage loss will be reported to the COMPANY's Workers' Compensation carrier for possible additional payment. Light duty will be paid at base rate only.

         B. If the treating agency requests a subsequent visit for treatment of this injury during working hours, and provided the associate has returned to work, the COMPANY will pay for the time spent in this treatment at his or her base rate only.

                  1. On the above date of this scheduled visit the associate must notify the Supervisor at the beginning of their shift as to the time the appointment is scheduled.

                  2. The associate will be clocked out in sufficient time to make the scheduled appointment.

                  3. When the associate leaves the treating agency's office, he/she will receive a release form that will show the completion time of the appointment.

                  4. Upon returning to their department the associate will present this form to their Supervisor and will be clocked back in for work.

         C. None of the sections of this paragraph are to be so construed that benefits will incur in addition to or pyramid on disability payments under Workers' Compensation Law.

ARTICLE VI                 STANDARD ALLOWED HOURS (S.A.H.) SETTING FORMULA

6.01 When it becomes necessary to establish a standard on a new job or variation of an old operation, the following procedure shall be followed:

         A. If possible, normal production will be determined from standard task times, if available, or a time study analysis shall be made of the operation for the purpose of determining the normal hourly or daily production.

                  1. A UNION representative may be present when the time study of an operation is being made.

                  2. Prior notice of the time study of an operation shall be given to the interested parties.

                  3. A time study shall not be made until such job is properly set up and functioning.

         B. A normal hour or daily production shall be defined as that amount of production attained by a normal proficient operator working at a normal pace which may be consistently followed throughout the working period.

         C. A written description of the operation, together with the time study results and S.A.H., will then be submitted by the COMPANY to the departmental Shop Steward, the Operator or Operators, and Bargaining Committee.

         D. Such Standard Allowed Hours shall become effective immediately upon submission as provided above in Paragraph (A) and (C) of this Section.

         E. Complaints arising as to the accuracy of any time studies shall be handled as grievances in accordance with Article II of this Agreement.

                  1. Complaints arising from the procedure must be submitted within sixty (60) days on continuous operations, or within thirty (30) production days on broken or short run operations.

                  2. No grievance on a time study will be recognized until the operation has been performed for forty (40) hours on continuous operations or eight (8) hours on short or intermittent runs.

6.02     Productivity

         A. All associates who have completed the established training period are expected to reach and maintain reasonable productivity as established by the COMPANY for the associate's respective job classification.

         B. Associates who do not meet the reasonable productivity requirements that have been established by the COMPANY shall be subject to the following corrective disciplinary procedures:

                  1.       Verbal Reprimand

                  2.       Written Reprimand

                  3.       Final Written Warning

                  4.       Discharge

         C. Base rate is intended as pay for one hundred percent (100%) effort.

                  1. If after investigation the COMPANY can show, through a demonstration by Supervisors, Simmons Institute for Technology and Education (S.I.T.E.) associates, or operators from a sister plant that the COMPANY standard is achievable the COMPANY will have proved its case against the associate charged with not meeting reasonable productivity requirements.

                  2. Prior to the time the demonstration takes place, the UNION shall be afforded an opportunity to secure the services of a qualified time study engineer with the necessary background to check the productivity effort of the operator to ensure the fairness of their performance evaluation. The time study engineer secured by the UNION will need to be approved by the COMPANY before their services are utilized. Associates who fail to meet the established base rate may be removed from the operation at the discretion of the COMPANY.

                           a. Such associates may be placed in a job at which they can perform at an efficient level consistent with Section 6.03 below.

6.03

         A. Individuals who consistently fail to produce at one hundred percent (100%) of the established base rate or more, within the period of time provided by the COMPANY's Learning Curves or thereafter, shall be removed from the job on which they are failing to remain qualified. Such associates may then be assigned to a job requiring less dexterity or skill so that they may have an opportunity of being more successful in the future assignments.

                  1. In making such assignments, the COMPANY will select the position to which the removed associate will be transferred. consistent with all applicable provisions of this agreement and after meeting and conferring with a UNION representative.

                           a. If no such job is available, the associate shall be placed on layoff until an opening exists.

                  2. Associates with more than one (1) year but less than five (5) years of service shall be limited to one (1) such transfer.

                  3.       Associates with more than five (5) but less than ten
                           (10) years of service shall be limited to two (2) such transfers.

                  4. Associates with more than ten (10) years of service shall be limited to three (3) such transfers.

                  5. Subsequent disqualifications will subject the associate involved to termination of employment.

ARTICLE VII                SENIORITY

7.01     Purpose

This seniority provision has been developed to provide an equitable means of enhancing the "Make To Order System," providing the COMPANY with trained associates that are responsive to production schedule variations and to provide job security for senior associates.

7.02     Seniority

         A. Definition: An associate's unbroken service with the COMPANY in years, months, and days, since the associate's most recent date of hire. Seniority shall be established on a plant basis, and separately, within Core and Skill Group areas.

         B. If two associates have the same amount of unbroken service, the associate with the earliest hire date, will have the greatest seniority.

         C. Seniority List: The COMPANY will furnish the UNION with a seniority list monthly.

         D.       Seniority shall govern in the following areas:

                  1. Training (by department and by shift)

                  2.       Vacations

                  3. Overtime, where the COMPANY has made a reasonable attempt to contact qualified associates 4. Lay-offs

                  5.       Job Bidding

                  6.       Recall

                  7.       Job Shift

                  8.       Temporary Transfer

                  9.       Reduction of Hours

                  10.      Furlough

         E. If there is a conflict in any of these areas, the COMPANY and UNION must meet to seek a solution of the conflict.

7.03     Establishment of New Classification

         A. In the event it becomes necessary to establish a new classification for positions covered under this agreement including part-time and/or temporary positions, the COMPANY and the UNION shall meet for the purpose of discussing the rate for such classification.

                  The COMPANY and the UNION, in an attempt to reach an understanding shall take into consideration similar classifications in the plant previously or presently in existence. The COMPANY may also use a classification that is currently being used by other SIMMONS facilities.

                  The COMPANY will temporarily assign an associate at their base rate, plus bonus until such time as a rate is developed. When the rate of the classification is agreed upon or resolved as provided above, the job will be filled in accordance with the contract.

                  If the parties cannot agree using the above procedure, the grievance and arbitration procedure in the contract will be followed.

7.05     Associate Training

         A. It is in the interest of the parties to provide training opportunities to the most senior associates. In accordance with Article VII, Section 7.02, D, 1.

                  In the event the most senior candidate or candidates refuse selection they must sign a formal waiver form, indicating such, whereby the COMPANY has no further obligation to again offer the same job opportunity to the refusing candidates.

                  It is the intent of both the COMPANY and the UNION to train associates so as not only to provide a bank of substitutes when needed but also a bank of critical skills when the production schedule increases.

         B. Associates trained shall be selected by the COMPANY based on its business need. Training shall be completed within six (6) moths after selection. Training on individual jobs will be consistent with established learning curves.

         C. Once an employee has started training he/she shall not be laid off due to the incomplete training, if the completion of that training would allow him/her to displace a less senior employee.

         D. Cross training will be done as needed as time permits during slow periods.

7.06     Lay Offs

         A. In the event of a reduction in the work force, associates shall be laid off by classification. Associates with the least seniority within a classification shall be laid off first provided that the remaining associates possess the job knowledge and skills to perform the work required within the classification. Senior associates not possessing the required knowledge of the job function shall be subject to lay off.

         B. Employees being laid off shall be notified two (2) working days prior to the lay off.

         C.       Associates subject to lay off shall have the following rights:

                  1. Displace any associate with less seniority provided he/she can do the job without further training.

                  2. Elect to take a lay off instead of replacing a less senior associate. The COMPANY will not contest the associate filing for unemployment benefits if he/she exercises the lay off option.

                  3. If an associate refuses recall to an open position or is on layoff for 12 months or more, they will be terminated by the COMPANY. If an associate is in town they will be expected to return within 24 hours of notification. If an associate does not report within 24 hours of notification, they will be terminated by the COMPANY. If going out of town the associate must leave a number with the COMPANY prior to leaving so they can be contacted. Associates out of the area will be expected to return within 72 hours of notification. If an associate is out of the area and is unable to report within 72 hours of notification, they will be terminated by the COMPANY.

                  4. It is the responsibility of the associate on layoff to notify the company of any change in their employment status, address and/or telephone number.

         D. In order to eliminate the shifting of more senior associates, a new associate shall, for one (1) year, according to hiring date, be available for transfer, to any classification needed by changes in the production schedules.

         E. The COMPANY will not break the continuity of service of any associate who has been placed on furlough status. Associates who have been laid off, will accrue seniority while on layoff for a period not to exceed 12 months. their Associates who are absent for illness or accident shall notify the COMPANY that day, except under extenuating circumstances.

         F. A maximum of six (6) recognized Shop Stewards with ten (10) years of seniority, or more, shall have super seniority for the purposes of this section. The UNION must periodically and regularly provide the COMPANY with an up-to-date list of Shop Stewards. Current stewards at the time of signing this agreement with less than 10 years seniority will receive super seniority.

         G. Lay offs shall be conducted in the presence of a UNION Representative. It is the responsibility of the UNION Representative to notify the UNION office as to the results of the meeting.

7.07 Furlough In order to provide a more reasonable work schedule for senior associates when hours are shortened due to lack of orders, the Operations manager will have the responsibility of placing on furlough by classification those junior associates who are not needed to fill the daily production schedule. The COMPANY will not break the continuity of service of any associate who has been placed on furlough status. The furloughed associates will be placed on surplus labor so as to make them eligible for unemployment benefits during such furlough period, if otherwise eligible. It is understood that a furlough may be for any length of time provided such does not exceed four (4) continuous weeks at any given time, unless the furlough occurs on the first work day of a given month, in which case the furlough cannot exceed three (3) consecutive weeks. For record keeping purposes, the business manager for Local 89262, AFL-CIO will be notified of such furlough by letter signed by the Operations Manager.

         In the event variation in customer demands requires associates to return from furlough earlier than announced, such return shall be by seniority unless the senior associates are unavailable. In such event, the COMPANY liability shall be limited to notification to the UNION that such associate either could not be reached by telephone or was unavailable because of other commitments. Because State Unemployment rules pay reduced benefits for partial unemployment, the plant or operations manager will project furlough time in multiples of five (5) working days. Any furlough can be triggered at any day of the week. For example, if a holiday falls on Tuesday, the COMPANY will declare the furlough to begin Wednesday and continue through for a continuous minimum of five (5) working days.

7.08     Reduction of Hours

         A. In order to retain qualified associates, the parties agree that a reduction of hours may be more equitable rather than to lay off associates.

         B. When a reduction of hours is necessary, the reduction of hours shall be within a department as outlined in 5.02. Hours within the department shall be shared as equally as possible. Senior associates shall have the first choice of either working or reducing their hours. Should senior associates not volunteer, the least senior associates shall be required to reduce their hours first.

         C. When further retrenchment necessitates a general reduction in hours to a level between thirty (30) and forty (40) hours per week, adjustment shall be made in such a manner that each and every associate in their respective department receive a just and equal share of work as long as reduction in work per associate does not fall below a minimum of thirty (30) hours per week.

                  1. The COMPANY retains the right at all times to do necessary maintenance work regardless of the number of hours worked.

         D. If work falls below thirty (30) hours per week, the COMPANY shall reduce the plant work force in accordance with Section 7.06, to maintain thirty (30) hours per week for the remaining force.

         E. In the event that there is an increase in work above the level of thirty (30) hours per week, the COMPANY agrees to recall associates, who are on furlough first, then recall associates on layoff. Recall of associates from furlough or layoff will be done by classification.

         F. The parties agree that the above provisions shall not apply under the following conditions:

                  1.       A temporary reduction in hours to less than forty
                           (40) but more than thirty (30) may be made provided that during the third (3rd) week of reduced hours it is determined that such reduction is to continue and steps are taken to adjust the number of hours and associates. This adjustment is to be effective not later than Monday of the fourth (4th) week.

                  2. When there is in effect a reduction in hours per week and it becomes necessary to increase hours in certain departments in order to provide prompt service to customers, the hours may be temporarily increased to, but no more than, forty (40) hours per week for a period of not longer than three (3) consecutive weeks.

                  3. In the event that the general level of hours worked shall remain less than forty (40) hours per week for more than two (2) continuous months the parties hereto agree to renegotiate at the request of either party the terms of Section 7.07.

                  4. It is also understood that where mutually agreed upon between the COMPANY and the UNION, individuals may be laid off without regard to their seniority rights or rating.

         G.       Work Sharing Program

                  Production associates will be assigned to the following six groups: Mattress, Box Springs, HMB, Mechanics, and General (shipping, receiving and janitorial).

                  Administrators for this program will be the Human Resources Manager and the UNION Chief Steward.

         H. In the case of a dispute pertaining to who should work on the night shift or on the third shift, plant seniority shall be the deciding factor.

         I. Any associate assigned to an inspectors' job shall demonstrate their capability to perform the work satisfactorily.

                  1. Seniority shall govern in the selection of inspectors where there is equal ability.

                  2. Any dispute over who shall be assigned the job shall be mutually resolved between the UNION Committee and the COMPANY.

7.09 Open Positions When a vacancy occurs or a new position is created, the position shall be filled in the following order:

         A.       Return to Previous Classification

                  1. The most senior associate who can perform the job without further training shall be recalled from lay off and placed in the position. The associate should retain rights to their laid off position for one year from the date of the original lay off. This placement shall not be considered a job bid.

         B.       Job Bidding

                  1. In the event that there is not an associate on the recall list who can perform the job without further training, the COMPANY shall post the position on the bulletin board for 48 hours.

                  2. The COMPANY will accept a bid by a UNION officer for someone on vacation or lay off.

                  3. The COMPANY will review the applications from the associates who have submitted their names for consideration and fill the job opening by transferring the applicants, if any, on the basis of plant seniority (min. 1 yr.) and ability to perform the job.

                           Because of the delays inherent in successive job openings, the COMPANY may elect to fill, without posting, job vacancies resulting from the assignment of an applicant to the job originally posted.

                  4. Any associate transferred pursuant to the above shall, if qualified, remain on that job for a period of twelve (12) months before having the right to bid on another job vacancy. In the event the job is discontinued before the successful applicant completes twelve (12) months on the job, he/she may bid on another vacancy.

                  5. Any associate transferred pursuant to the above and who fails to attain a satisfactory level of progress on their new assignment within the normal limits of the COMPANY's established experience factors, will be given the opportunity to qualify for an open job within the plant.

                  6. Except for the application of the job bidding procedure, other applications of seniority, such as new hiring's, lay offs, recalls, and job transfers in one Job Skill Area will not affect or be affected by those in another Job Skill Area unless otherwise provided.

7.10     Personnel Action

         A. The UNION shall receive written notice of all transfers, disciplinary actions, new hires, terminations and lay offs.

7.11 Classification Phase Out It is further agreed that if any of the classifications are phased out or closed down permanently, the associates affected by such permanent closing will have the following options:

                  1. In the event a classification is permanently phased out, the associate so affected shall have the right to replace any associate within the department with less seniority provided he/she is qualified (without further training) to perform the job.

                  2. In the event the affected associate cannot or does not exercise the above options, such associate shall have the right to choose an open job or exercise their plant seniority over any associates in the plant with less plant seniority, provided they may perform the duties without further training.

ARTICLE VIII

8.01     Leave of Absence

         A. Personal leaves of absence may be granted to associates for personal reasons of an emergency nature not covered by other leave provisions at the discretion of the COMPANY. The COMPANY will require documentation for such leave.

         B. This article is not to be used as a supplement to vacation or other approved leaves.

         C. Associates shall be granted leave without deductions from pay for the purpose of voting on election day, in accordance with the laws of the State of California if necessary.

         D. Any associate who has been on the payroll one (1) year or more will be entitled to receive three (3) days off with pay in the case of death in their immediate family (husband, wife, natural mother, father, brother, sister, children, step-mother, step-father, step-children) upon presentation of evidence of the above.

         E. The COMPANY will grant emergency leave without pay for the death of other relatives, or for attendance of a relative's funeral. The associate must provide proof of attendance upon returning to work. Otherwise, these days will be considered unexcused.

8.02     Jury Duty

         A. The COMPANY will make up differential in pay at their quarterly average for those associates called for jury duty, to their quarterly average; providing the associate was scheduled for work on that day.

         B.       In no event will overtime be paid because of jury duty.

         C. In order to qualify for jury duty pay the associate must give advance notice of reporting to jury duty and bring in to the COMPANY a signed statement from the Court Clerk showing the amount of time spent on duty and the pay received.

         D. Those reporting for jury duty and who are excused in time to report for their regular work for a minimum of three (3) hours shall do so or forfeit any pay for those hours.

ARTICLE IX                 PAID VACATIONS

9.01 The following vacations shall be granted annually during plant vacation period for the duration of the Agreement to associates who are on the active COMPANY payroll (active associates are defined as associates who worked at least 1000 hours in the previous calendar year and who are not currently Terminated, Retired or on Lay Off status) at the time the vacation is granted:

         A. Associates who have between one (1) and three (3) years of service shall receive one (1) week of vacation.

         B. Associates who have more than three (3) years but less than eight (8) years shall receive two (2) weeks of vacation.

         C.       Associates who have more than eight (8) but less than eighteen
                  (18) years shall receive three (3) weeks of vacation.

         D. Associates who have more than eighteen (18) years shall receive four (4) weeks of vacation.

         E.       All associates who fall under the terms as stated in article
                  9.01 and who have twenty-five (25) years of service or more, on the date they retire; will be entitled to their 5th week vacation pay on retirement. All other Associates employed as of November 30 of that year and who have twenty-five years of service or more, will receive in December pay for a fifth week of vacation.

9.02 The COMPANY retains the right to determine whether vacations will be staggered on the basis of preference by seniority consistent with operational needs during the period January 1 through December 31, or on the basis of plant shutdown. In the event of plant shutdown, the COMPANY has the right to continue operating the Shipping Department as well as manning those functions needed to maintain satisfactory customer service.

9.03

         A. Plant closing for remaining vacation purposes may be determined by the COMPANY at any time during the calendar year.

                  1. In determining crews during a plant closing the COMPANY will ask for qualified volunteers.

                  2. Should there be an inadequate number of volunteers the COMPANY will select its manpower from the least senior qualified associates.

                  3. Those who work during a plant closing may select vacations on a seniority basis.

9.04

         A. Vacation schedules for the coming year will be determined during the preceding November/December.

                  1. Vacations will be staggered throughout the year and selections for specific time will be by job classification and seniority within department, as approved by the COMPANY.

                  2. Associates eligible for vacation will schedule all of their earned vacation by seniority within a department as indicated in Section 9.01 inclusive. Associates may split their vacation into one (1) week segments.

                  3. Associates shall indicate, in writing, on a form provided by the COMPANY, their preference for vacation. These forms will be distributed by the COMPANY by November 1st. Associates will have until the last working day in November to submit their vacation schedule request form to their immediate Supervisor. Any associate who submits their vacation request form after the last working day in November will forfeit their seniority for the purposes of vacation scheduling. Said associates will be granted vacation on an availability basis as determined by the COMPANY. Once finalized, the COMPANY will post the approved schedule by December 31.

                  4. Once the vacation schedule has been posted by the COMPANY, associates have the right to request a change in vacation no more than two times during the course of that calendar year. Approval of these requests are at the discretion of the COMPANY.

                  5. Up to five (5) days of vacation may be held and scheduled one day at a time with two weeks notice and approval.

                  6. Due to production needs, the COMPANY shall be able to set certain restrictions on the number of associates allowed off at one time.

9.05

         A. Associates terminated for any reason, laid off, or out of work on a personal leave of absence shall receive prorated vacation based upon number of days worked divided by 260 provided that they have worked at least 1000 hours in the previous calendar year. Associates, employed less than one (1) year are not eligible for pro-rated vacation.

         B. Vacation hours of pay will be established on the basis of the associates' average number of hours worked during the preceding quarter.

                  1. It is understood and agreed that their weekly average will not be less than forty (40) hours nor more than forty eight (48) hours times their average straight time hourly earnings rate.

                  2. Associates shall receive the shift premium in computing vacation pay.

         C. Vacation pay shall be payable on the Friday preceding the vacation period of the individual.

9.06 Associates will not be required to work the Saturday immediately preceding their vacation unless they volunteer to do so.

9.07 If the COMPANY forces early vacation selection, the associate will receive full eligibility even though their anniversary date falls later in the year.

9.08 The COMPANY agrees to pay all vacations and holidays at the associate's previous quarter's average rate, even in the event of temporary transfer.

9.09 In the event the COMPANY closes the plant for two (2) consecutive weeks of vacation, those associates who are not eligible for two (2) weeks vacation will be considered for work as part of the skeleton crew. If they do not so work, the COMPANY will not contest their right to file for unemployment.

ARTICLE X                  PAID HOLIDAYS

10.01

         A. It is mutually agreed that twelve regular holidays with pay shall be observed annually. All associates working shall receive pay at their respective published average hourly earning rate for eight (8) hours for the following holidays when not worked:

                   New Year's Day                    President's Day

                   Good Friday                       Day After Easter

                   Memorial Day                      Independence Day

                   Labor Day                         Thanksgiving Day

                   Day After Thanksgiving Day        Day Before Christmas

                   Christmas Day                     Day Before New Year's Day

                  * It is agreed that Veterans can take off Veteran's Day without pay. The COMPANY must be notified by September 1, if an associate wants that day off. It is also agreed that an associate each year who worked on November 11, (Veteran's Day) has earned holiday pay for the Day before New Year's Day.

                  Associates who do not have a published rate will be paid the base rate. Associates required to work on the above holidays shall be paid double time in addition to the compensation provided in this Section. Associates will receive the shift premium in computing holiday pay if otherwise eligible.

         B. When a holiday falls on a Saturday, it shall be celebrated on either the preceding Friday, or the following Monday, or some other day as mutually agreed upon by the COMPANY and the UNION.

         C. Any of the above holidays that fall on Sunday shall be observed on Monday, which shall then be considered a holiday under the terms of this Agreement.

                  All holidays prescribed in Article X will be observed in conformance with the Federal Law.

         D. If one or part of the above holidays occurs during a vacation period, the associate shall be compensated in accordance with
                  Article X Section 10.01, in addition to their regular vacation pay.

         E. It is agreed that if an associate is absent from their regular scheduled work day before and/or following a regular paid holiday, without the COMPANY's permission, he/she shall not receive pay for that holiday. In cases of illness or accident, they must provide a doctor's note. Any doubtful cases are to be settled according to Article II, of this Agreement. It is further agreed that if an associate is laid off within the preceding five working days before a regular paid holiday, he/she shall receive pay for that holiday.

         F. To be eligible for holiday pay associates must have been employed by the COMPANY thirty (30) days..

         G. Except for plant security, continuous shift operations, emergency or maintenance, the COMPANY will not require production associates to work on Saturday when the following Monday is a paid holiday as listed under Section 10.01, Paragraph A.



ARTICLE XI        MILITARY CLAUSE

11.01 The COMPANY and the UNION agree to their mutual obligations under USERRA (Uniformed Services Employment and Re-Employment Rights Act).

ARTICLE XII                INSURANCE PROGRAM

12.01

         A. The COMPANY agrees to the continuance of the insurance program for the benefit of its associates covered by this Agreement, such insurance to include group life insurance, group accidental death and dismemberment, medical reimbursement benefit, surgical benefit, hospitalization benefits, vision and dental care.

                  1. Such insurance will be purchased through and administered by the United Furniture Workers Insurance Fund as established by an Agreement and Declaration of Trust in the State of New York and dated May 28, 1944.

                  2. The COMPANY will remit to the Insurance Fund a sum equal to 84 1/2% of the total premium not to exceed $550.00 per associate per month in the first year of this agreement and 83% of the total premium not to exceed $550.00 per associate per month in the second year of this agreement.

                           In no event will the COMPANY contribution exceed $550.00 per associate per month. Should premiums be decreased during the life of this Agreement, the parties will share in such decrease based on the schedule contained herein. Associate's contribution will be pre-tax in accordance with Section 125 of the United States Internal Revenue Code.

         B. It is further agreed that premium payments by the COMPANY for its associates shall be made for the purpose and administration of insurance for SIMMONS associates who are members of I.U.E./C.W.A./F.W. Local 89262, and in the event that the contributions are not used for the benefit of said associates, the COMPANY shall withhold any further payments into the designated insurance fund and shall immediately negotiate with the accredited representatives of Local 89262 as to the disposition of contributions of the EMPLOYER and the continuance of insurance coverage. Any insurance plan effected shall conform to all applicable State and Federal laws.

         C. If an associate is off work for an industrial injury for a period in excess of one (1) month and no contribution is owed because of a lack of earned hours, the COMPANY will nevertheless make one (1) monthly contribution in their behalf based on their last working month's earnings.

         D. If an associate is out on layoff over thirty one (31) days, the COMPANY will make one (1) payment to the U.F.W.A. Insurance Program on their behalf based on the associate's previous month's earnings.

         E. The Union agrees to have the Fund representative provide current census and experience data to the Company and to meet and confer with the company regarding the plan design of the insurance program each year at least ninety (90) days prior to establishing new premiums subject to any applicable federal, state or local laws or regulations.

         F. The Company reserves the right to evaluate other insurance programs, which may have a lower cost and implement this new plan provided the coverage in the new plan is comparable to the existing plan.

ARTICLE XIII               PENSION

13.01

         A. Effective April 1, 2002 the COMPANY shall contribute to the United Furniture Workers Pension Plan A, six percent (6%) of the gross earnings excluding the Zero Waste Bonus of associates covered by this Agreement for this contract period for the purpose of pension benefits. The parties agree, however, that the coverage of a newly employed associate should not begin until the first day of the first calendar month following the expiration of twelve (12) months from the commencement of this employment. In calculating the contribution due for the first twelve (12) months of coverage, their total gross earnings for the entire preceding twelve
                  (12) months shall be considered. Thereafter, the employer will make contributions each calendar month.

ARTICLE XIV                MANAGEMENT RIGHTS CLAUSE

14.01

         A. The UNION agrees that the MANAGEMENT of the COMPANY and the direction of the work force shall be in the sole discretion and is the sole responsibility of the COMPANY. It further agrees that all rights, powers, authority, privileges and prerogatives not expressly abridged or modified by the Agreement including, but not limited to, those exercised unilaterally by the COMPANY in the past, are reserved to COMPANY to exercise unilaterally in its sole discretion without regard to any effect upon the work force; however such rights shall not be exercised arbitrarily or capriciously.

         B. Prominent among management's rights but by no means wholly inclusive are the right to decide: the number, location and/or relocation of its plants, departments, divisions, and/or subdivisions; the closing down of a plant, department, division, and/or subdivision; the right to rearrange, exchange, combine, transfer, assign, and/or cease any job or service and the movement and interchange of work as a result of such decision; the services to be rendered, the work to be contracted out and/or purchased; the required machinery and equipment; the methods, reasonable schedules, and quantities of service; and the amount of supervision necessary.

         C. It is further recognized that the management of the Company has the sole responsibility for the selection and direction of the working force, including the right to: hire; lay off; assign; reassign; transfer; promote; determine the qualifications necessary to do a job or jobs; for proper cause discipline, suspend, and/or discharge; combine and/or eliminate positions; determine the appropriate jobs and/or the number of associates within a given job and/or pay level; set shift schedules; set reasonable standards for quantity and quality of work; determine where and when overtime should be worked; establish working hours and work pace; establish, evaluate and/or assess employee performance; and make and enforce, after advance notice to the UNION and associates, such reasonable rules and regulations and policies and procedures as the COMPANY may from time to time deem appropriate to maintain order, safety, and/or effective operation of its facilities.

         D. Management of the COMPANY shall also have the sole right to: determine its suppliers and customers and the prices and terms upon which its materials, equipment, and supplies will be purchased and its products and services will be sold; determine selection, retention, and/or substitution of any vending service; establish and/or administer disability criteria consistent with the Americans with Disabilities Act of 1990; and/or determine need for and administration of physical examinations, mental tests, and/or other tests for the safety of associates and/or security of the premises or property of the COMPANY consistent with the Americans with Disabilities Act of 1990.

         E. It is agreed that management maintains and retains all of its above enumerated managerial rights and that they are vested solely and exclusively in the COMPANY unless expressly and specifically contracted away in this Agreement and further that this enumeration of management rights shall not be deemed to exclude any other managerial rights.

ARTICLE XV                 NO STRIKE  - -  NO LOCKOUT
----------

15.01 Neither the UNION nor any of the associates in the bargaining unit covered by this Agreement will collectively, concertedly or individually encourage, engage in or participate in, directly or indirectly, any strike, deliberate slowdown, stoppage or other interference with production of work during the term of this Agreement; and the COMPANY during the term of this Agreement will not lockout any of the associates covered by this Agreement.

         A. In the event that there be such an occurrence or occurrences as described in Article XV, Section 15.01, then either the UNION or the COMPANY may invoke the Expedited Grievance Procedure provided in this section as distinguished from the ordinary Grievance -- Arbitration Procedure.

                  1. Such dispute or grievance shall be asserted by notice in writing by registered mail, return receipt requested, or Federal Express, given to the other party.

                  2. A copy of such notice shall be sent simultaneously to the person designated as the permanent Arbitrator, or such other person designated as Arbitrator, as hereinbefore set forth.

         B. The COMPANY and the UNION shall attempt to have drawn up and ready for selection a list of mutually acceptable Arbitrators who may be contacted directly for the Expedited Arbitration.

                  1. Should this not have been done, or should no Arbitrator on the list be available, and should the parties within twenty-four (24) hours be unable to agree upon an Arbitrator, they shall immediately contact the local office of the American Arbitration Association to request the first available Arbitrator who can hear the case within forty-eight (48) hours.

         C. In the event of death, disability, or subsequent unavailability of the selected or designated Arbitrator within the time limits prescribed in this provision, the parties shall select another Arbitrator within twenty-four (24) hours, and failing such mutual selection, either party may request that the American Arbitration Association make a designation of an available Arbitrator within forty-eight (48) hours of the request.

         D. The Arbitrator shall hold an arbitration hearing as expeditiously as possible but in no event later than ten (10) working days after receipt of said notice.

                  1. The decision of the Arbitrator shall issue forthwith and in no event later than twenty-four (24) hours after the conclusion of the hearing unless the grieving party agrees to waive this time limitation with respect to all or part of the relief requested.

                  2. The Arbitrator's WRITTEN opinion will follow within thirty (30) days.

         E. In those situations involving discipline of associates for violation of any provision of this article. it is understood that the Arbitrator will hold an arbitration hearing within five (5) working days after receipt of said notice.

                  1. The decision of the Arbitrator shall issue forthwith and in no event later than forty-eight (48) hours after the conclusion of the hearing.

                  2. The Arbitrator's WRITTEN opinion will follow within thirty (30) days.

         F. The arbitration proceedings pursuant heretofore shall be held in Alameda County, California, but not on the COMPANY's premises.

         G. All costs for the hearing and service of the Arbitrator designated herein, or for any other person selected pursuant to the aforementioned procedure shall be borne by the parties jointly.

         H. Each party will bear the expense of its representatives and for the presentation of its own case.

ARTICLE XVI                BULLETIN BOARDS

16.01 The COMPANY grants the UNION the right to place bulletin boards in agreed upon places in the plant for the purpose of posting UNION notices, copies of this Agreement, and other official papers. The UNION must obtain COMPANY approval prior to posting anything on the bulletin boards. The request will be granted unless the material is derogatory or defamatory. All such matters must be posted only upon the authority of officially designated representatives of the UNION.

ARTICLE XVII               SAFETY AND SANITATION

17.01

         A. The COMPANY shall continue to make reasonable provisions for the safety and health of its associates at the plant during the hours of their employment.

         B. Protective devices and other equipment necessary to protect its associates properly from injury shall be provided by the COMPANY.

                  1. Associates shall cooperate with MANAGEMENT in the proper maintenance and use of these provisions and devices.

          C. The COMPANY will carry out disciplinary action in accordance with the Collective Bargaining Agreement, and Company Safety Rules and Policies. The Associate's safety record, type and nature of violations, plus endangerment of self and others will be major factors in the determination of the corrective action to be taken.

ARTICLE XVIII              LEGAL CONFORMITY

18.01

         A. It is the intention and desire of both the COMPANY and the UNION to conform to all laws of the State and Federal government and orders issued by the President of the United States.

         B. It is intended that such laws or regulations which now exist or may later be enacted or issued shall supersede the requirements of this Agreement while they are in effect, and upon expiration of such laws and regulations, provisions of the Agreement which have been modified shall come into full force and effect.

18.02 It is agreed by the parties that in the employment practices of the COMPANY and in the membership and practices of the UNION, there shall be no discrimination against any person on the basis of race, color, sex, age, religion, creed, national origin, marital status, sexual orientation, disability, veteran's status, or any other protected category.

ARTICLE XIX                MISCELLANEOUS

19.01

         A.       Sick Days

                  1. Effective January 1, 2002 associates shall be eligible for one (1) day of pay at $80.00 per day, for lost time, per calendar quarters. Associates cannot receive payment before the quarter begins.

                  2. Any days earned but unused shall be paid to the associate on the last pay period of December of each year.

         B. The COMPANY and the UNION agree that the COMPANY will administer its Substance Abuse policy in conformance with the Drug Free Workplace Act and under the standards established by SAMHSA (Substance Abuse and Mental Health Services Administration.

         C. The Company and the Union understand that from time to time there will be issues of mutual concern to both parties. In order to resolve these issues the Company and the Union agree to form a Common Issues Committee. The committee will consist of 6 members, 3 appointed by the Company and 3 appointed by the Union. This committee will meet on an as needed basis by the call of either party.

ARTICLE XX                 COMPLETE AGREEMENT

20.01 This Agreement constitutes the sole and complete agreement between the parties and embodies all the terms and conditions governing bargaining unit employees. The parties acknowledge that they have had the opportunity to present and discuss proposals on any subject for collective bargaining and that each party for the life of this Agreement voluntarily waives the right, and each agrees that the other shall not be obligated, to bargain collectively with respect to any subject or matter not specifically referred to or covered in this Agreement unless mutually agreed to in writing.

ARTICLE XXI                TERMINATION, MODIFICATION AND RENEWAL

21.01

         A. This Agreement shall remain in full force and effect until April 1, 2006, and thereafter annually; provided, however, that either party may terminate this Agreement or give notice of a desire to modify any portion thereof on the date of expiration, or at the end of any subsequent yearly period, by notifying the other party in writing to that effect no less than sixty (60) days prior to the date of expiration, or at the end of any subsequent yearly period.

         B. Negotiations upon a new or modified Agreement shall commence not later than twenty (20) days next following the receipt of said written notice of termination or modification.

                  1. Not later than five (5) days after sending such notice the sending party shall present in writing to the other party the proposed new Agreement of modification.

                  2. Ten (10) days after receipt of said proposals the recipient party shall present in writing to the other party its counter or other proposal.

                  3. Neither party shall be prevented from presenting any other proposals during negotiations.

         C. During negotiations this Agreement shall remain in full force and effect.

20.02 In the event SIMMONS COMPANY closes the plant and the COMPANY cannot recognize the I.U.E./C.W.A./F.W., Local #89262 as the bargaining agent in the new location, the COMPANY will be willing to sit with the UNION to negotiate severance compensation.

SIGNED THIS _______ DAY OF ____________________, 19_______________.

FOR SIMMONS COMPANY,                          FOR THE INTERNATIONAL UNION OF
                                              ELECTRONIC, ELECTRICAL, SALARIED,
                                              MACHINE & FURNITURE
                                              WORKERS AND COMMUNICATION
                                              WORKERS OF AMERICA, AFL-CIO,
                                              LOCAL 89262 FW




-------------------------------               ---------------------------------
Art Compton                                   Ulises Vergara
Operations Manager                            Secretary / Treasurer
                                              IWE CWA Local #262




-------------------------------               ---------------------------------
Dana Carstensen                               Eric Munoz
Human Resources Manager                       Chief Steward




-------------------------------               ---------------------------------
Evan Boyd                                     Alex Zaragoza
Production Manager                            Assistant Chief Steward




                                              ---------------------------------
-------------------------------               Steve Martinez
Greg Moore                                    Bargaining Committee
Director of Human Resources
Employee & Labor Relations




                                              ---------------------------------
                                              Tom Keane
                                              International Representative
                                              IUE-CWA